EXHIBIT 99.1

ChinaCast Communication Holdings Limited Granted Approval to De-list From the Singapore Exchange Effective 10 August

BEIJING, Aug. 9, 2007 (PRIME NEWSWIRE) -- ChinaCast Communication Holdings Limited ("CCHL"), a wholly owned subsidiary of ChinaCast Education Corporation (OTCBB:CEUC) ("ChinaCast" or "the Company"), one of China's leading e-learning and training services companies, today announced that its request for delisting from the Singapore Exchange has been approved.

On July 20, 2007, ChinaCast CCHL requested approval from the Singapore Exchange, in relation to the completion of the compulsory acquisition by ChinaCast Education Corporation, its parent, to de-list. Singapore Exchange Securities Trading Limited (SGX-ST) approved the voluntary delisting of the CCHL from the Official List of the SGX-ST on August 8, 2007.

Accordingly, CCHL will be de-listed from the Official List of the SGX-ST with effect from 9:00am local time, Friday, 10 August, 2007.

ChinaCast Education Corporation seeks to eventually be listed on the Nasdaq exchange. The Company has taken formal steps to do so by filing a request July 26, 2007; however, the Company has no assurance of the outcome or timing of the approval process.

Established in 1999 with offices in Beijing, Shanghai and Hong Kong, ChinaCast provides e-learning and training services in three main education segments: post-secondary, K-12 and vocational/career. These services include interactive distance learning applications, multimedia education content, educational portals and vocational/career training.

Cautionary Statement for Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements express our current expectations or forecasts of possible future results or events, including projections of future performance, statements of management's plans and objectives, future contracts, and forecasts of trends and other matters. These projections, expectations and trends are dependent on certain risks and uncertainties including such factors, among others, as growth in demand for education services, smooth and timely implementation of new training centers and other risk factors listed in the company's Form 10K for the fiscal year ended December 31, 2006. Forward-looking statements speak only as of the date of this filing, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur. You can identify these statements by the fact that they do not relate strictly to historic or current facts and often use words such as "anticipate," "estimate," "expect," "believe," "will likely result," "outlook," "project" and other words and expressions of similar meaning. No assurance can be given that the results in any forward-looking statements will be achieved and actual results could be affected by one or more factors, which could cause them to differ materially. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act.

CONTACT:  ChinaCast Education Corporation
          Michael J. Santos, Chief Marketing Officer &
           Investor Relations Officer
          (86-10) 6566-7788 ext 1007
          mjsantos@chinacast.com.cn
          http://ir.chinacast.com.cn
          15/F Ruoy Chai Building
          No. 8 Yong An-Dongli, Jianguomenwai Avenue
          Beijing 100022, PRC

          Advanced Investor Relations, L.L.C.
          U.S. Investor Relations Contact:
          Miranda Weeks
          (703) 485-6067
          miranda@advancedinvestorrelations.com